EXHIBIT 2-B











                            SHARE PURCHASE AGREEMENT


                            Dated as of June 10, 1998


                                 by and between
                         INGRAM MICRO INC., as Acquirer,


                                       and


                        TECH DATA CORPORATION, as Seller





     * Document contains certain confidential information which has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.


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                                TABLE OF CONTENTS


ARTICLE 1.........................................................................................................2

ARTICLE 2.........................................................................................................2
   2.1 Completion Date............................................................................................2
   2.2 Purchase Price.............................................................................................2
   2.3 Repayment of Additional Indebtedness.......................................................................3
   2.4 Manner of Payment..........................................................................................3

ARTICLE 3.........................................................................................................3
   3.1 Interim Financial Statements...............................................................................3
   3.2 Objections to Interim Financial Statements.................................................................3
   3.3 Resolution of Objections...................................................................................4
   3.4 Final Interim Financial Statements.........................................................................4
   3.5 Auditors' Fees.............................................................................................4
   3.6 Adjustment to the Purchase Price...........................................................................4

ARTICLE 4.........................................................................................................4
   4.1 Execution and Delivery.....................................................................................5
   4.2 Authority..................................................................................................5
   4.3 No Violation...............................................................................................5
   4.4 Ownership..................................................................................................5
   4.5 Ownership of Macrotron Shares..............................................................................5
   4.6 Ownership History of Macrotron Shares......................................................................6
   4.7 Capitalization.............................................................................................6
   4.8 Subsidiaries...............................................................................................6
   4.9 Organization...............................................................................................6
   4.10 Financial Statements......................................................................................7
   4.11 Accounting Books and Records..............................................................................7
   4.12 Ordinary Course of Business...............................................................................7
   4.13 Taxes.....................................................................................................7
   4.14 Insurance.................................................................................................8
   4.15 Intellectual Property.....................................................................................8
   4.16 Labor Matters.............................................................................................8
   4.17 Change Events.............................................................................................9
   4.18 Compliance with Laws......................................................................................9
   4.19 Permits...................................................................................................9
   4.20 Litigation and Investigations.............................................................................9
   4.21 Assets....................................................................................................9
   4.22 Related Party Transactions...............................................................................10
   4.23 Liabilities..............................................................................................10

   4.24 Environmental Matters....................................................................................10
   4.25 Material Agreements......................................................................................11
   4.26 No Misstatements.........................................................................................11
   4.27 Corrupt Practices........................................................................................11
   4.28 No Brokers...............................................................................................11
   4.29 Dividends and Other Distributions........................................................................11
   4.30 U.S. Subsidiaries........................................................................................12
   4.31 Required Consents........................................................................................12
   4.32 Expiration of No Sale Period.............................................................................12

ARTICLE 5........................................................................................................12
   5.1 Execution and Delivery....................................................................................12
   5.2 Authority.................................................................................................12
   5.3 No Violation..............................................................................................12
   5.4 No Brokers................................................................................................13

ARTICLE 6........................................................................................................13
   6.1 Actions Pending Completion................................................................................13
   6.2 Termination Events........................................................................................13
   6.3 Due Diligence.............................................................................................13
   6.4 Consents..................................................................................................14
   6.5 Other Offers..............................................................................................14
   6.6 Supplemental Disclosure...................................................................................14
   6.7 Announcement..............................................................................................15
   6.8 No Solicitation...........................................................................................15
   6.9 Further Assurances........................................................................................15
   6.10 Satisfaction of Conditions...............................................................................15
   6.11 Confidentiality Agreement................................................................................15
   6.12 Waiver of Rights of First Offer..........................................................................15
   6.13  Company Name............................................................................................16
   6.14  Change of TD Group Names................................................................................16
   6.15 Sale of Macrotron Systems................................................................................16
   6.16 Sale of Macrotron........................................................................................16

ARTICLE 7........................................................................................................18
   7.1 Representations, Warranties and Covenants.................................................................18
   7.2 Documents.................................................................................................18
   7.3 Consents and Approvals....................................................................................18
   7.4 Anti-Trust Clearance......................................................................................18
   7.5 Supervisory Board.........................................................................................18
   7.6 Assignment by Notarial Deed...............................................................................19

ARTICLE 8........................................................................................................19
   8.1 Covenants.................................................................................................19
   8.2 Documents.................................................................................................19
   8.3 Consents and Approvals....................................................................................19

   8.4 Anti-Trust Clearance......................................................................................20
   8.5  No Sale Period...........................................................................................20
   8.6  Right of First Refusal...................................................................................20
   8.7  Other Acquisitions.......................................................................................20

ARTICLE 9........................................................................................................20
   9.1 Survival..................................................................................................20
   9.2  Remedies Before the Completion Date......................................................................20
   9.3 Remedies After the Completion Date........................................................................20
   9.4 Limitations on Claims for Damages.........................................................................21
   9.5 Settlement of Claims......................................................................................21
   9.6 Procedures................................................................................................21
   9.7 Basket....................................................................................................22
   9.8 Other Considerations......................................................................................22

ARTICLE 10.......................................................................................................23
   10.1 Governing Law............................................................................................23
   10.2 Arbitration..............................................................................................23

ARTICLE 11.......................................................................................................25
   11.1 Notices, Etc.............................................................................................25
   11.2 Entire Agreement.........................................................................................26
   11.3 Amendments and Waivers...................................................................................26
   11.4 Counterparts; Headings...................................................................................27
   11.5 Binding Effect...........................................................................................27
   11.6 Costs....................................................................................................27
   11.7 Severability.............................................................................................27
   11.8 Prevailing Language......................................................................................27

Exhibit A.......................................................................................................A-1


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

                            SHARE PURCHASE AGREEMENT

         This SHARE PURCHASE AGREEMENT (this "Agreement"), is made on this 10th day of June, 1998, by and between Ingram Micro Inc., a company incorporated under the laws of the State of Delaware, United States of America with its principal place of business at 1600 E. St. Andrew Place, Santa Ana, California, 92705, United States of America ("Acquirer") and Tech Data Corporation, a company incorporated under the laws of the State of Florida, United States of America with its principal place of business at 5350 Tech Data Drive, Clearwater, Florida, 33760, United States of America ("Seller").


                                    RECITALS

         A. As of the date hereof, Seller owns all of the authorized, issued and outstanding capital stock of Tech Data Europe, GmbH ("the Company") and indirectly owns all of the authorized, issued and outstanding capital stock of Tech Data Acquisition, GmbH ("Tech Data Acquisition"), a Gesellschaft mit beschrankter Haftung duly established and registered under the laws of the Federal Republic of Germany, and Tech Data Germany, GmbH ("Tech Data Germany"), a Gesellschaft mit beschrankter Haftung duly established and registered under the laws of the Federal Republic of Germany.

         B. Tech Data  Acquisition  owns ordinary and  preferred  shares in, and
Tech Data Germany owns one ordinary share in, Macrotron AG, an Aktiengesellschaft duly established and registered under the laws of the Federal Republic of Germany ("Macrotron").

         C. Macrotron owns, directly or indirectly, issued and outstanding capital stock of certain subsidiaries, as listed and described on Exhibit B under the heading "Macrotron Subsidiaries".

         D. The expectation of Acquirer is to acquire valid and marketable title to all of the capital stock of the Company held by Seller, in exchange for the consideration set forth in Article 2, subject to the terms and conditions set forth herein.

         E. Capitalized terms not otherwise defined herein shall have the meanings given to such terms in Exhibit A.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants, representations and warranties hereafter set forth, and intending to be legally bound hereby, Acquirer and Seller hereby agree as follows:

                                    ARTICLE 1
                           SALE AND PURCHASE OF SHARES

         Upon the terms and subject to the conditions hereof, on the Completion Date, Seller shall sell to Acquirer, and Acquirer shall purchase from Seller, all of the capital stock of the Company (the "Shares").

                                    ARTICLE 2
                       CONSIDERATION AND TERMS OF PAYMENT

         2.1 Completion Date. The consummation of the transactions contemplated by this Agreement (the "Completion") shall take place at the offices of Seller at the address stated in the Preamble on or before the 15th day after the satisfaction or waiver in writing of all of the conditions contained in Article 7 and Article 8 of this Agreement, or at such other time, date and place as the parties hereto may agree to in writing (the "Completion Date"). The parties will use commercially reasonable efforts to achieve Completion by July 31, 1998, with effect as of June 30, 1998.

         2.2 Purchase Price. The total consideration to be paid for the transfer of the Shares, subject to adjustment in accordance with Section 3.6, (the "Purchase Price") shall be:

         (a)      DM78.282 million to be paid to Seller;

         (b) Subject to the accuracy of the representation made in Section 4.5, DM103.911 million, to be paid to Tech Data Capital, GbR ("Tech Data Capital") in repayment of loans made to the Company used to fund the Company's investment in or loans to Tech Data Acquisition for the acquisition of ordinary and preferred shares of Macrotron; and

         (c) an additional amount that shall equal DM* for each additional ordinary share and DM* for each additional preferred share of Macrotron capital stock purchased by any member of the TD Group in excess of the amounts of Macrotron capital stock referred to in Section 4.5. Such additional amounts shall be allocated to Seller or Tech Data Capital, as the case may be, as agreed between the parties hereto prior to or on the Completion Date.

The amounts stated in Sections 2.2(a) and 2.2(b) may be reallocated between the two sections as of Closing, by mutual agreement of the parties, so long as the total amount paid by Acquirer pursuant to Sections 2.2(a) and 2.2(b) shall not exceed DM182,193,000.

* Document contains certain confidential information which has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

         2.3 Repayment of Additional Indebtedness. On the Completion Date, the Acquirer shall, for the benefit of the Company and its Subsidiaries, repay all additional indebtedness owed to Tech Data Capital and Seller by the Company and its Subsidiaries in excess of the indebtedness described in Section 2.2(b) and any additional amounts allocated to Tech Data Capital pursuant to Section 2.2(c) and refinance all third party loans to the Company and its Subsidiaries which are guaranteed by Seller or cause such guarantees to be released. The current loans outstanding from Tech Data Capital and Seller and the third party loans guaranteed by Seller are set forth in Schedule 2.3 to this Agreement. Acquirer shall, in addition, cause the guarantees of the vendor accounts owed by the Company and its Subsidiaries listed on Schedule 2.3 to be released.

         2.4  Manner of  Payment.  Payment of the  Purchase  Price  pursuant  to
Section 2.2 and the repayment of indebtedness pursuant to Section 2.3 shall be made by Acquirer to Seller on the Completion Date by wire transfer of immediately available funds to one or more bank accounts and to such party and in such proportions as designated in writing by Seller to Acquirer not less than seven days prior to the Completion Date.

                                    ARTICLE 3
                              FINANCIAL STATEMENTS

         3.1 Interim Financial Statements. As soon as practicable, Seller shall cause the Company and Macrotron to prepare and deliver to Acquirer copies of the consolidated balance sheet for the Macrotron Group as of March 31, 1998 and the related consolidated statement of income for the six-month period then ended, which shall be prepared in accordance with accounting principles consistently applied by the Company and Macrotron in preparing the 1997 Audited Financial Statements in conformity with German law and GAAP, as modified by the Purchase Accounting Adjustments and US GAAP Adjustments (the "Interim Financial Statements").

         3.2 Objections to Interim Financial Statements. Acquirer shall have 30 days after receipt of (i) the Interim Financial Statements and (ii) such information as is reasonably necessary to review and determine the accuracy of the Interim Financial Statements to notify Seller of any objections it may have to the Interim Financial Statements. Any such notice shall specify in reasonable detail each item in such financial statements that Acquirer disputes, and a summary of its reasons for such dispute. Upon receipt of objections to the Interim Financial Statements from Acquirer within the time provided herein, Seller shall be permitted 15 days to respond to Acquirer's objections. Both parties shall use their reasonable efforts to verify and approve the Interim Financial Statements as soon as practicable. Failure by either party to raise an objection within the time limits contained in this Section 3.2 shall bar such party from raising or pursuing such objection.

         3.3 Resolution of Objections. If the parties are unable to resolve any objections raised in accordance with Section 3.2 within 30 days after such objections are raised, the objections shall be referred to Deloitte & Touche unless the parties mutually agree upon another auditor (the "Auditor"). Prior to specifically instructing the Auditor, the parties shall agree on the procedures to be followed by the Auditor (including procedures with regard to presentation of evidence). Such procedures shall not alter the accounting practices, principles and policies to be applied to the Interim Financial Statements. If the parties are unable to agree upon procedures by the end of 15 days after referral of the dispute to the Auditor, the Auditor shall be instructed to establish such procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible, which procedures may be, but need not be, those proposed by either party. The parties shall then submit evidence in accordance with the procedures established, and the Auditor shall decide the dispute in accordance therewith. The Auditor's decision on any matter referred to it shall be final and binding on the parties.

         3.4 Final Interim Financial Statements. The Interim Financial Statements shall become final and binding upon the parties upon the earlier of:
(i) the failure by either party to object thereto within the period  provided in
Section 3.2; (ii) the written agreement between the parties with respect thereto; or (iii) the delivery to the parties of the Auditor's final decision with respect to any disputes under Section 3.3.

         3.5 Auditors' Fees. Each party shall bear 50% of the fees, costs and expenses for the Auditor's work pursuant to Section 3.3.

         3.6 Adjustment to the Purchase Price. No later than ten days after the determination of the Interim Financial Statements in accordance with Section 3.4, the Purchase Price shall be adjusted by decreasing the Purchase Price by DM1 for each DM1 by which the shareholders' equity of the Macrotron Group, as reflected in the Interim Financial Statements, is less than DM60.5 million; provided, however, that the maximum reduction in the Purchase Price shall not exceed DM16.5 million. If the determination is made after the Completion Date, such amount shall be immediately paid, together with accrued interest at a rate of 3.95% per annum from the Completion Date through the date of payment, by Seller to Acquirer by wire transfer of immediately available funds to a bank account designated in writing by Acquirer to Seller.

                                    ARTICLE 4
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller makes the following representations and warranties to Acquirer on and as of the date of signing this Agreement and on and as of the Completion Date with respect to itself and each of the Group Members, as applicable, except as reflected in a Schedule attached hereto with a number corresponding to the relevant representation and warranty below. For purposes of this Article 4, all representations and warranties made with respect to Seller and the TD Group are made without any qualifications or limitations whatsoever (unless otherwise specifically stated herein), and all representations and warranties made with respect to the Macrotron Group are made with the qualification that they are to the best of Seller's knowledge after limited inquiry; provided, however, that the second sentence in Section 4.10 is made without any qualification or limitation whatsoever. To the extent that any representation and warranty is made with respect to the Group Members or the Subsidiaries collectively, such representation and warranty shall be made without any qualifications or limitations whatsoever (unless otherwise stated herein) with respect to each Group Member or Subsidiary that is a member of the TD Group and shall be made with the qualification that they are to the best of Seller's knowledge after limited inquiry with respect to each Group Member or Subsidiary that is a member of the Macrotron Group. The terms "to the best of Seller's knowledge" and "after limited inquiry" shall have the meanings ascribed to them in Schedule 4.

         4.1 Execution and Delivery. Seller has full corporate power and authority to execute and deliver this Agreement, and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated hereby and thereby.

         4.2 Authority. Each of this Agreement, and any other agreement executed by Seller in connection with the transactions contemplated herein, has been duly authorized and constitutes the binding obligation of, and is enforceable against, Seller in accordance with its terms.

         4.3 No Violation. Neither the execution and delivery of this Agreement by Seller, nor the consummation by it of the transactions contemplated hereby, will constitute an event which would: (i) create or impose any Encumbrance upon the Shares; (ii) constitute a default under any Material Agreement of any Group Member; or (iii) subject to the receipt of the Required Consents, permit the cancellation or termination of any right, or loss of any benefit, to which any Group Member is entitled or subject to under any such Material Agreement. The execution, delivery and performance of this Agreement by Seller does not conflict with or result in a breach of any provisions of Seller's or any Group Member's respective certificate of incorporation, articles of association, statute, by-laws or equivalent constituent documents.

         4.4 Ownership. Seller is the lawful beneficial owner of the Shares free and clear of all Encumbrances. Upon Completion, Acquirer will acquire title to the Shares free and clear of all Encumbrances and other restrictions and limitations of any kind.

         4.5 Ownership of  Macrotron  Shares.   As of the date  hereof,  Seller
indirectly owns 108,823 common shares and 100,395 preferred shares of Macrotron capital stock (the "Macrotron Shares").

         4.6 Ownership History of Macrotron Shares. Schedule 4.6 describes the manner in which the Macrotron Shares were acquired by Seller and further describes, to the best of Seller's knowledge, the ownership history of such Macrotron Shares.

         4.7 Capitalization. The authorized capital stock of the Company consists solely of the Shares. All of the Shares have been duly authorized and validly issued to Seller. There are no additional obligations on the part of any current or future holder of the Shares to make any further contributions with respect to the Shares. None of the Shares have been issued in violation of preemptive or similar rights. There are no outstanding or contingent subscriptions, options, rights of first refusal or preemption rights or similar rights relating to the Shares and no securities giving a right of conversion into, or any agreement or arrangement which accords to any person the right to acquire, any of the Shares.

         4.8 Subsidiaries. The ownership and share capital structure of the Subsidiaries set forth on Exhibit B is correct and complete and no Subsidiary owns, directly or indirectly, any capital stock or any other equity interest in any other entity. All shares of capital stock of the Subsidiaries are legally and validly issued, fully paid and are free and clear of all Encumbrances. There are no additional obligations on the part of any Subsidiary or any future holder of the shares of any Subsidiary to make any further contributions with respect to such shares. No shares of capital stock of any Subsidiary have been issued in violation of preemptive or similar rights. There are no dividends or other distributions in arrears with respect to any capital stock of the Subsidiaries. There are no outstanding or contingent subscriptions, options, rights of first refusal or similar rights relating to the shares of capital stock of any Subsidiary, and no securities giving a right of conversion into, or any agreement or arrangement which accords to any person the right to acquire shares in any Subsidiary. There are no preemption rights relating to the shares of capital stock of any member of the TD Group. No Subsidiary is under any obligation relating to the issuance of securities or convertible securities. There is no proposal pending to increase the authorized capital stock of any Subsidiary.

         4.9 Organization. Each of the Group Members is duly incorporated or organized and validly existing under the laws of the jurisdiction of its domicile and each has the power to own, lease and operate all property now owned, leased or used by it and to carry on its business as presently conducted. Except in the specific case of the pending conversion of Macrotron from an Aktiengesellschaft to a Kommanditgesellschaft, since October 1, 1997, no action has been initiated or contemplated to amend, modify or revoke the registration certificates, certificates of incorporation, articles of association or equivalent constituent documents of any Group Member. The shareholder registers and all minutes from shareholders' meetings and Board meetings of each member of the TD Group, as well as the respective registration certificates, certificate of incorporation, articles of association, and equivalent constituent documents of any member of the TD Group, are in the possession of each respective entity and contain an accurate and complete record in all respects of the ownership of the respective members of the TD Group and all actions taken by the shareholders and Boards of the respective members of the TD Group, including all matters which should by law be addressed in such shareholder and Board registers and minutes, and any necessary or required filings with the appropriate authorities arising from such shareholders or Board action have been made, and no notice or allegation that any of such records is incorrect or should be rectified has been received.

         4.10 Financial Statements. Seller has delivered to Acquirer a true, accurate and complete copy of the 1997 Audited Financial Statements, the Interim Financial Statements and the TD Group Interim Financial Statements. The 1997
Audited Financial Statements and the Interim Financial Statements have been prepared in conformity with German law and GAAP applied on a basis consistent with that of preceding periods, except as otherwise disclosed in the 1997 Audited Financial Statements or as required by applicable Law and except for the Purchase Accounting Adjustments; and were prepared from the accounting books and records of the Macrotron Group. The TD Group Interim Financial Statements were prepared in conformity with US GAAP and were prepared from the accounting books and records of the TD Group.

         4.11 Accounting Books and Records. The accounting books and records of each Group Member are true, correct and complete, have been maintained in accordance with applicable Laws and GAAP (provided, however, that the TD Group's books and records have been prepared in conformity with US GAAP), are kept on a consistent basis and are up-to-date, and properly reflect all valid and genuine transactions of the applicable Group Member, except as further identified in the Purchase Accounting Adjustments.

         4.12 Ordinary Course of Business. Since March 31, 1998, the activities of each of the Group Members have been conducted in accordance with the ordinary course of business consistent with past practice in all material respects and there has not occurred or arisen any events or extraordinary business transactions which could have a material adverse effect upon the business, property, condition (financial or otherwise), prospects or results of operations of any of the Group Members.

         4.13 Taxes. All necessary Tax and other returns and reports required to be filed by the Group Members have been properly filed with the appropriate authorities and, except as specifically identified in the Purchase Accounting Adjustments, the information reflected in such returns is, in all instances, true, correct, accurate and complete. The 1997 Audited Financial Statements and the Interim Financial Statements reflect actual payments or an adequate reserve for all Taxes payable by the Macrotron Group for all taxable periods and portions thereof ended on or prior to the date of such financial statements. All Taxes assessed, incurred or due by any of the Group Members in respect of the period up to and including the date hereof and March 31, 1998 have been or will be fully paid by such date, or an adequate reserve therefor will be provided in the Interim Financial Statements. No additional assessment of Tax in respect of the period up to and including the date hereof and March 31, 1998 will be made or will be required to be made in respect of any Group Member, which will not be included and reflected in the Interim Financial Statements and the TD Group Interim Financial Statements. There has been no issue raised (and none is pending) by any Tax authority in connection with any of the returns or reports referenced in this Section 4.13. Each of the Group Members has made all deposits with the applicable entity as designated or required by Law with respect to Taxes. All Group Members have withheld and remitted all amounts required to be so withheld. All profit and loss transfer agreements, partnership agreements, tax sharing agreements, domination agreements and similar agreements currently in effect with respect to any Group Member are acceptable to the relevant Tax authorities and true, accurate and complete copies have been provided to Acquirer.

         4.14 Insurance. All assets of the Group Members of an insurable nature are insured against fire, accident, and other casualty in such amounts for which coverage would be prudent or customary considering the business of the Group Members or as otherwise required by Law, and the Group Members carry adequate insurance coverage for all other risks, including general liability, product liability, bad debt and/or credit risk, and in such amounts for which coverage would be prudent or customary considering the business of the Group Members or otherwise required by law. Such insurance is pursuant to policies which are in full force and effect, are sufficient to satisfy all requirements of applicable Laws and any agreements to which a Group Member is a party and nothing has occurred or been omitted to be done nor does any fact or condition exist which would render any of such policies void or voidable. There is no claim by a Group Member pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect to which such underwriters have reserved their rights to pay any claim in due course.

         4.15 Intellectual Property. All Intellectual Property which is used in, or necessary for, the business of the Group Members is owned by, or validly licensed to, the Group Members. No Group Member has been presented any claim, nor are there any proceedings pending, nor to the best knowledge of Seller as to all Group Members, including the TD Group, threatened against any of the Group Members asserting that the use by a Group Member of any such Intellectual Property infringes on the rights of any other person or seeking revocation, termination, or concurrent use of any such Intellectual Property.

         4.16 Labor Matters. No individual employed or retained as a Consultant by Seller or an Affiliate provides key services to a Group Member.

         4.17 Change Events. The consummation of the transactions contemplated by this Agreement will not, for any employee, Director, Agent or Consultant of any Group Member, entitle them to severance pay, unemployment compensation or any other payment, acceleration, vesting, or increase in compensation or benefits, or to terminate or shorten their employment or assignment.

         4.18 Compliance with Laws. Each Group Member and each of its employees, Directors, Agents and Consultants has conducted and does conduct each Group Member's business and activities in compliance with all Laws relating to its employment practices, business and properties. No injunctions, notices, citations, complaints, cautions or remarks by any Governmental Entity have been directed toward any Group Member nor has any Group Member received any notice or claim that the business of any Group Member is not now or previously has not been so conducted; and there are no outstanding orders, decrees or unsatisfied judgments in respect of any Group Member.

         4.19 Permits. Each Group Member has obtained all Permits necessary under all applicable Laws material to its business and all such Permits are in full force and effect. Each Group Member is in compliance with all its obligations with respect thereto, and no event has occurred which permits or, with or without the giving of notice or passage of time, would permit the revocation or termination of any such Permits and no notice has been issued and no proceeding is pending or threatened with respect to any alleged failure by any Group Member to have or comply with any Permit.

         4.20 Litigation and Investigations. No Group Member is involved in or reasonably foresees being involved in, or has received any written threat with respect to the commencement of, any legal proceedings, arbitration proceedings, tax proceedings, administrative proceedings or investigations involving a value higher than DM500,000 for any single matter or in the aggregate for related matters, with the exception of collection of receivables in the ordinary course of business. To the best of Seller's knowledge, no investigation or inquiry is being or has been conducted since and including October 1, 1997 by any Governmental Entity or other body in respect of the affairs of any Group Member, and no such investigation is pending, threatened or expected.

         4.21 Assets. Each Group Member has good and marketable title to, or a valid leasehold interest or license in, all properties (real, personal, tangible and intangible) it uses or holds for use or which are reflected on the balance sheets included in the 1997 Audited Financial Statements, the Interim Financial Statements and the TD Group Interim Financial Statements free and clear of any Encumbrance except: (i) as noted on the 1997 Audited Financial Statements, the Interim Financial Statements and the TD Group Interim Financial Statements; (ii) for properties sold or disposed of in the ordinary course of business, consistent with past practices, since the date of such balance sheet; (iii) liens required by law and customary liens held by vendors relating to the sale of goods, provided, however, that such liens are for an amount no more than the remaining unpaid portion of the purchase price for the properties subject to such liens. There exists no default, or any circumstance by which the giving of notice or upon the passage of time would become a default, by any party

(including the Group Members) under any material lease agreement relating to any of the Group Members' leased properties.

         4.22 Related Party Transactions. Seller and its Affiliates do not have any claims of any kind against any Group Member, and there exist: (i) no agreements or arrangements between any Group Member and Seller or any of its Affiliates; (ii) no liabilities or obligations (contingent or otherwise) owed by any Group Member to Seller or any of its Affiliates; (iii) no guarantees or similar commitments issued by any Group Member for obligations owed by Seller or any of its Affiliates; and (iv) no services which have heretofore been provided to any Group Member by Seller or any of its Affiliates which are necessary for the conduct of such Group Member's operations in the ordinary course of business.

         4.23 Liabilities. There is no liability of any Group Member of any kind whatsoever, whether accrued, contingent, liquidated, unliquidated, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

         (a) liabilities or reserves therefor provided for in the 1997 Audited Financial Statements or disclosed in the notes thereto to the extent required by GAAP consistently applied and not discharged since the date thereof;

         (b)      liabilities  or reserves  therefor  incurred  since  September
                  30,1997 in the ordinary course of business consistent with past practice, which liabilities, if not discharged prior to March 31, 1998, appear on the Interim Financial Statements or the TD Group Interim Financial Statements, to the extent required by GAAP consistently applied; and

         (c) as of the Completion Date, liabilities incurred since March 31, 1998 in the ordinary course of business consistent with past practice.

         4.24 Environmental Matters. There are no liabilities of or relating to the business of any Group Member of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability. No notice, notification, demand, request for information, citation, summons, order or complaint has been received, no penalty has been assessed and no action, suit or proceeding is pending, or to Seller's knowledge as to all Group Members, including the TD Group, threatened (nor to Seller's knowledge as to all Group Members, including the TD Group, is there any investigation or review pending) by any Governmental Entity or other person with respect to any matters relating to any Group Member arising out of any Environmental Law. No property now or previously owned, leased or operated by any Group Member is listed or, to Seller's knowledge as to all Group Members, including the TD Group, proposed for listing, on any list of sites requiring investigation or clean-up.

         4.25 Material Agreements.  Each of the Material Agreements of the Group
Members: (i) constitutes a valid and binding agreement of the parties thereto, enforceable in accordance with its terms; (ii) has not been materially breached by any Group Member; (iii) does not restrict or confine any Group Member's ability to conduct its business in an ordinary manner; and (iv) does not contain any provision whereby a Group Member is liable for the obligations of a non-Group Member, such as (for example, but without limitation) by way of a guarantee or partnership agreement.

         4.26 No Misstatements. No representation or warranty made in this Agreement by Seller contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein not misleading. Seller is not aware of any facts that it reasonably believes might adversely affect in a material fashion the business, property, condition (financial or otherwise), prospects or results of operations of any Group Member and that have not been clearly set forth in this Agreement or the Schedules hereto.

         4.27 Corrupt Practices. No Group Member, and no employee, Director, Consultant or Agent of a Group Member acting on behalf of such Group Member, has offered, paid or agreed to pay, directly or indirectly, any consideration of any nature whatsoever to any official, agent or employee of any government, or to any candidate for political office in any country to influence the act, decision or omission of any such official, agent, employee, political party, political party official or candidate in his or its official capacity which would render Acquirer in violation of or subject to liability under any Law, including but not limited to, the Foreign Corrupt Practices Act of the United States of America.

         4.28 No Brokers. Seller has not employed any investment banker, broker, finder, or similar agent in connection with any transaction contemplated by this Agreement, and no commissions or other fees or charges will be incurred upon the sale of the Shares to Acquirer.

         4.29 Dividends and Other Distributions. No Group Member has declared or paid any dividend or other distribution to Seller or to Tech Data Capital since March 31, 1998, except as reflected in the Interim Financial Statements and the TD Group Interim Financial Statements.

         4.30 U.S. Subsidiaries. Group Members in the aggregate do not possess non-cash assets in the US having an aggregate book value of $15 million or more nor have they made aggregate sales in or into the US of $25 million or more in their most recent fiscal year.

         4.31 Required Consents. Schedule 4.31 sets forth each (i) agreement, contract or other instrument binding upon any of Seller or any Group Member which requires a consent as a prerequisite for the execution, delivery or performance of this Agreement, and (ii) Permit which requires a consent as a prerequisite for the execution, delivery or performance of this Agreement, except such consents as would not, individually or in the aggregate, have a material adverse effect on the business, property, condition (financial or otherwise), prospects or results of operations of any Group Member if not received by the Completion Date (each such consent, a "Required Consent").

          4.32 Expiration of No Sale Period. The one year period set forth in the Purchase Agreement, dated April 14, 1997, among Richard Bladowski ("Mr. Bladowski"), "Herbert" Achtzehnte Beteiligungs-und Verwaltungs GmbH (now known as Tech Data Acquisition) and Seller (the "Prior Sale Agreement"), which limits Seller's right to sell its interest in Macrotron, expires on June 30, 1998.


                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF ACQUIRER

         Acquirer represents and warrants to on and as of the date of signing this Agreement and on and as of the Completion Date (unless otherwise stated herein below) except as reflected in a Schedule attached hereto with a number corresponding to the relevant representation and warranty below, as follows:

         5.1 Execution and Delivery. Acquirer has full corporate power and authority to execute and deliver this Agreement and each other document or instrument delivered in connection herewith and to consummate the transactions contemplated thereby.

         5.2 Authority. Each of this Agreement, and any other agreement executed by Acquirer in connection with this transaction, has been duly authorized and constitutes the binding obligation of, and is enforceable against, Acquirer in accordance with its terms.

         5.3 No Violation. Neither the execution, delivery and performance of this Agreement by Acquirer, nor the consummation by it of the transactions contemplated hereby, will conflict with or result in a violation of any provision of Acquirer's articles of incorporation or by-laws or any Material Agreements to which Acquirer is a party.

         5.4 No Brokers. Acquirer has not employed any investment banker, broker, finder, or similar agent in connection with any transaction contemplated by this Agreement, and no commissions or other fees or charges will be incurred upon the sale of the Shares to Acquirer.

                                    ARTICLE 6
                            COVENANTS OF THE PARTIES

         6.1 Actions Pending Completion. Except to the extent consented to in writing by Acquirer, Seller shall use all legal means to provide that until the Completion Date, each Group Member will conduct its business, operations, activities and practices only in the ordinary course of business, consistent with past practice. In addition to the foregoing, Seller shall use all legal means to provide that from the date hereof to the Completion Date, no Group Member shall issue new shares, authorize or make share repurchases (except as required by the Gesellschaftsvertrag der Tech Data Germany GmbH & Co. KG and as a compensation to objecting shareholders according to the Resolution under No. 9 of the General Meeting of Shareholders of Macrotron on April 2, 1998) or declare or pay any dividend or distribution, and no member of the TD Group shall dispose of any Macrotron Shares.

         6.2 Termination Events. If after the date hereof and prior to the Completion Date, any of the following conditions shall be present or events shall occur, then each of Acquirer and Seller shall have the right, by notice to the other party, to terminate this Agreement:

         (a) the Merger Task Force of the European Commission either notifies Acquirer that it intends to instigate an in-depth second stage investigation of the transactions contemplated herein or issues a statement of objection to the transactions contemplated herein; or

         (b) the Completion Date has not occurred prior to August 15, 1998, without default by a party; provided, however, that Seller may not terminate this Agreement pursuant to this Section 6.2(b) at any time prior to the earlier of (i) the 16th day after it has completed the purchase of the shares of Computer 2000 AG capital stock held by Klockner & Co., AG (the "C2000 Shares") or (ii) the termination of its purchase agreement with Klockner & Co., AG with respect to the purchase of the C2000 Shares.

         6.3 Due Diligence. Immediately after the execution of this Agreement and until the Completion Date, Acquirer shall be permitted to perform a due diligence review of the Company and the Subsidiaries covering such information as the parties may agree. Seller shall use all reasonable efforts to give Acquirer's employees and advisors access to the agreed information. Acquirer is aware that such access may be restricted under German law. Such information shall be made available to Acquirer at a data room in Munich.

         6.4 Consents. Seller shall use commercially reasonable efforts to obtain the Required Consents prior to the Completion Date. All such consents shall be in writing and in form and substance reasonably acceptable to Acquirer and executed counterparts thereof shall be delivered to Acquirer promptly after receipt thereof by Seller or the relevant Group Member but in no event later than the Completion Date. Acquirer agrees to assist and cooperate with Seller in obtaining such consents.

         6.5 Other Offers. Except for activities in connection with the sale of certain members of the Macrotron Group as set forth on Schedule 6.5 as previously authorized by Macrotron's Supervisory Board, prior to the Completion Date or until August 15, 1998, whichever occurs first, Seller shall not, nor shall Seller, any of its Affiliates or any Group Member or any of their respective Directors, stockholders or other representatives: (i) directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information or assistance to, any corporation, partnership, person, or other entity or group (other than Acquirer and its representatives) concerning any merger, sale of securities, sale of partnership interests, sale of substantial assets, investment proposals or similar transaction involving any of the Group Members; (ii) entertain or discuss any acquisition or investment proposal arising either from any party who previously expressed an interest in any of the Group Members or from any unsolicited sources; or (iii) disclose to any third party any non-published information concerning the Group Members, their businesses or financial condition.
Notwithstanding the foregoing, none of the foregoing shall enter into any agreement or accept any proposal to invest in, sell any substantial assets or sell any member of the Macrotron Group, including Compushack, Future Software and Macrotron Systems GmbH, without the prior written consent of Acquirer. Further, Seller covenants that in the event it has had discussions with any third party with respect to the sale of any Group Member (other than those set forth on Schedule 6.5), Seller will utilize best efforts to retrieve or cause such Group Member to retrieve any Confidential Information regarding such Group Member that was delivered to such third party and shall assign to Acquirer all rights under any confidentiality agreements entered into between Seller, an Affiliate or any such Group Member and such third party.

         6.6 Supplemental Disclosure. Seller shall have the continuing obligation to supplement or amend promptly any Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedule; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed to in writing by Acquirer.

         6.7 Announcement. Upon the signing of this Agreement, an announcement with respect to the transactions contemplated hereunder shall be made in the form of a joint announcement to be mutually agreed upon by the parties.

         6.8 No Solicitation. For a period of two years after the Completion Date, Seller shall not, and shall use all legal means to provide that its

Affiliates shall not, and all Directors, officers, employees and Agents (to the extent acting on behalf of Seller or its Affiliates) of any of them, shall not directly or indirectly induce any employee of a member of the Macrotron Group to terminate their employment or in any way solicit for employment any employee of a member of the Macrotron Group; provided, however, that Seller and its Affiliates, and all Directors, officers, employees and Agents of any of them, shall be permitted to publish any general employment advertisement of Seller or any of its Affiliates which is not specifically directed to any such employee and shall be permitted to hold discussions with any such employee who approaches Seller or any of its Affiliates independently with respect to employment opportunities at such entities.

         6.9 Further Assurances. After the Completion Date, Seller or Acquirer, at the request of the other party, shall perform, execute, deliver and acknowledge from time to time such other acts, documents, certificates and things as may be reasonably required or necessary to fully and effectively consummate the transactions contemplated by this Agreement. Acquirer agrees to provide Seller with reasonable access to the books and records of the Group Members as may be necessary for Seller to defend claims under Article 9, to respond to audits or other official inquiries or to otherwise comply with Seller's financial reporting and legal obligations.

         6.10 Satisfaction of Conditions. Each party hereto shall use all reasonable efforts and act in good faith to satisfy its representations, warranties, covenants and obligations hereunder and take such other action as may be necessary or desirable to complete the transaction contemplated by this Agreement.

         6.11 Confidentiality Agreement. After the Completion Date the obligations of the Acquirer to Seller under the Confidentiality Agreement dated March 20, 1998 shall terminate; however, Seller, its officers, employees, Agents, Consultants, Affiliates and representatives shall maintain thereafter the confidentiality of all Confidential Information of the Group Members and not disclose any such information in whole or in part to any other person or remove any such information from any Group Member or any of their affiliates.

         6.12 Waiver of Rights of First Offer. Upon the execution of this Agreement, Seller shall promptly initiate a discussion with Mr. Bladowski and use its commercially reasonable efforts to obtain from Mr. Bladowski a waiver of any rights of first refusal he holds, and any other rights he may hold, with respect to the sale by Seller of the Shares. In the event that the Seller is unable to obtain such a waiver prior to July 1, 1998, on such date, Seller shall send an offer letter to Mr. Bladowski presenting him with the opportunity to purchase the Shares upon the same terms and conditions set forth in this Agreement.

          6.13 Company Name. Acquirer shall use all legal means to cause Macrotron to transfer the trademark and logo "MACROTRON" to Mr. Bladowski for DM1 one year after Macrotron and its present or future subsidiaries have ceased to use such trademark and logo. Such transfer agreement may contain conditions that (i) Mr. Bladowski does not use the trademark and logo "MACROTRON" to compete with the Company's and its present or future subsidiaries then current business(es) and (ii) Mr. Bladowski grants the right free of charge to the Company to enable the Company and its present or future subsidiaries to fulfill their obligations under then existing license agreements. Acquirer shall use all legal means to cause Macrotron to transfer or assign the obligations under this
Section  6.13  to  any  third  party  which  acquires  the  trademark  and  logo
"MACROTRON".

         6.14 Change of TD Group Names. As promptly as practicable after the Completion Date, Acquirer shall change the company name of each of the members of the TD Group to a name that does not include the words "Tech Data" and shall file such name changes in the commercial register ("Handelsregister") located in Munich, Germany. At the first meeting of holders of partnership interests to be held after the conversion of Macrotron from an Aktiengesellschaft to a Kommanditgesellschaft, Acquirer shall move to include on the agenda of such meeting a vote to change such entity's name to a name that does not include the words "Tech Data" and vote all of its partnership interests in such newly converted entity in favor of such vote. Prior to such meeting, Acquirer shall conduct the business of Macrotron under a registered trade name that does not include the words "Tech Data". Notwithstanding the foregoing, Seller may cause any of the names of the members of the TD Group to be changed to a name that does not include the words "Tech Data" prior to the Completion Date; provided, however, that any such name change shall require the prior written consent of Acquirer.


         6.15 Sale of Macrotron Systems. In the event that Macrotron elects to dispose of Macrotron Systems GmbH by making an initial public offering of shares therein, Acquirer shall use all legal means to provide Mr. Bladowski the preferential right to acquire up to 25% of such shares in accordance with
Section 16 of the Prior Sale Agreement.

         6.16 Sale of Macrotron. For a period of two years after the Completion Date, Acquirer shall not sell, transfer or otherwise assign a majority of the Macrotron Shares (or equivalent partnership interests upon the conversion of Macrotron from an Aktiengesellschaft to a Kommanditgesellschaft) (other than the pledge of such Macrotron Shares or equivalent partnership interests, as the case may be, as security for borrowings) to any person or entity other than to a member of Acquirer's affiliated group of companies unless, within 30 days after the closing of such transaction, Acquirer shall pay a fee, if legally permitted, to such individuals who are employees of the Macrotron Group immediately prior to such transaction as the management board of Macrotron shall determine, such fee to total DM* in the aggregate for all such individuals. For purposes of this Section 6.16, "a member of Acquirer's affiliated group of companies" shall include any entity directly or indirectly controlling or controlled by or under direct or indirect common control with Acquirer by ownership of a majority of the voting interests, contract or otherwise.


* Document contains certain confidential information which has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.

                                    ARTICLE 7
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                              OF ACQUIRER TO CLOSE

         The obligation of Acquirer to purchase the Shares shall be subject to the following conditions precedent:

         7.1 Representations, Warranties and Covenants. The representations and warranties of Seller contained in Sections 4.4 and 4.5 of this Agreement shall be complete and accurate on the date when made and shall also be accurate on the Completion Date to the same extent as if made on such date, except for any changes expressly permitted by the terms of this Agreement. Seller shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be so performed or complied with by it at or prior to the Completion Date. Seller shall deliver to Acquirer a certificate dated as of the Completion Date stating that (i) the representations and warranties of Seller contained in Sections 4.4 and 4.5 of this Agreement are true, correct and complete as of the Completion Date and (ii) all conditions precedent to be performed by Seller on or prior to the Completion Date have been so performed.

         7.2 Documents. The Ancillary Documents and all other documents to be delivered by Seller to Acquirer on the Completion Date shall be delivered in form and substance satisfactory to Acquirer.

         7.3 Consents and Approvals. All licenses, permits, consents, approvals and authorizations of all third parties and Governmental Entities shall have been obtained which are necessary, in the reasonable opinion of counsel to Acquirer, in connection with: (i) the execution and delivery by Seller of this Agreement or the Ancillary Documents; (ii) the consummation by Seller of the transactions contemplated hereby or thereby; or (iii) the acquisition and ownership by Acquirer of the Shares.

         7.4 Anti-Trust Clearance. Acquirer and Seller shall have received official clearance from the Merger Task Force of the European Commission and any other applicable national or supranational anti-trust board, agency or Governmental Entity wherever located for the transactions contemplated by this Agreement or such other clearance or approval with respect to antitrust or merger control issues related to the transactions contemplated by this Agreement considered necessary or appropriate in the opinion of counsel for Acquirer.

         7.5 Supervisory Board. Acquirer shall have received written resignations from Steven A. Raymund and Gerald M. Labie as members of the Board of Macrotron, such resignations to be effective as of the Completion Date; provided, however, that such resignations shall be conditioned upon the receipt by Mr. Raymund and Mr. Labie of an agreement executed by Acquirer that Acquirer shall not, in its capacity as a shareholder of Macrotron, make or participate in any claims made against them for their service as members of the Board of Macrotron. Acquirer shall vote its shares in Macrotron to approve all prior acts of Mr. Raymund and Mr. Labie acting in their respective capacities as members of the Board of Macrotron. Each of the individuals listed on Schedule 7.5 shall have resigned as a managing director of each and every member of the TD Group for which they are a managing director, such resignations to be effective as of the Closing Date, and there shall be a mutual agreement in which the managing directors and the members of the TD Group have each waived any and all claims they may have against the other. Acquirer's and the TD Group's actions pursuant to this Section 7.5 shall in no way whatsoever be deemed to be a waiver, limitation or reduction of any claim that Acquirer may have against Seller pursuant to the terms of this Agreement.

         7.6 Assignment by Notarial Deed. Acquirer and Seller shall each have executed a notarial deed in front of a mutually agreed upon, duly authorized notary, which notary shall be a notary of the Federal Republic of Germany or a notary from a jurisdiction other than the Federal Republic of Germany that is recognized as a valid notary by the Federal Republic of Germany, with respect to the assignment and transfer of the Shares from Seller to Acquirer.

                                    ARTICLE 8
                     CONDITIONS PRECEDENT TO THE OBLIGATION
                               OF SELLER TO CLOSE

         The obligations of the Seller to sell the Shares shall be subject to the following conditions precedent:

         8.1 Covenants. Acquirer shall have performed and complied in all material respects with all covenants, obligations and agreements required by this Agreement to be so performed or complied with by it at or prior to the Completion Date. Acquirer shall deliver to Seller a certificate dated as of the Completion Date stating that all conditions precedent to be performed by Acquirer on or prior to the Completion Date have been so performed.

         8.2 Documents. The Ancillary Documents and all other documents to be delivered by Acquirer to Seller on the Completion Date shall be delivered in form and substance satisfactory to Seller.

         8.3 Consents and Approvals. All licenses, permits, consents, approvals and authorizations of Seller's Board of Directors and all third parties and Governmental Entities shall have been obtained which are necessary, in the opinion of counsel to Seller, in connection with (i) the execution and delivery by Acquirer of this Agreement or the Ancillary Documents, or (ii) the consummation by Acquirer of the transactions contemplated hereby or thereby.

         8.4 Anti-Trust Clearance. Acquirer and Seller shall have received official clearance from the Merger Task Force of the European Commission and any other applicable national or supranational anti-trust board, agency or Governmental Entity wherever located for the transactions contemplated by this Agreement or such other clearance or approval with respect to antitrust or merger control issues related to the transactions contemplated by this Agreement considered necessary or appropriate in the opinion of counsel for Seller.

          8.5 No Sale Period. The one year period set forth in the Prior Sale Agreement limiting Seller's right to sell its interest in Macrotron shall have expired or been waived.

          8.6 Right of First Refusal.  With respect to the covenant set forth in
Section 15.2 of the Prior Sale Agreement requiring Seller to offer the Shares to Mr. Bladowski on the same terms and conditions as set forth in this Agreement, Mr. Bladowski shall have waived in writing such right of first refusal referred to above or shall have failed to have exercised such right of first refusal within three weeks from the date of his receipt of the offer, which offer cannot be made prior to July 1, 1998.

          8.7  Other Acquisitions.  Seller shall have acquired the C2000 Shares.


                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Survival. Subject to the provisions of this Article 9, the representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the Completion without the necessity of any other document being delivered at the Completion, notwithstanding any investigations made heretofore or hereafter by any party.

          9.2 Remedies Before the Completion Date. Seller shall, prior to the Completion Date, cure any breach of a representation or warranty contained in Sections 4.1, 4.2, 4.11, 4.12, or 4.18 if such breach has a material adverse effect on the property, profitability, financial condition or prospects of the Group Members as a whole and any breach of a representation or warranty contained in Section 4.27. If necessary, the Completion Date shall be postponed for a period of up to 30 days in order to allow Seller adequate time to cure any such breach.

         9.3 Remedies After the Completion Date. Subject to the limitations set forth in this Article 9, each party shall indemnify and hold the other party harmless from and against all Damages from the other party arising out of any misrepresentation, breach of representation or warranty or failure to perform a covenant or other breach of this Agreement. In case of a breach of any of the representations, warranties, and covenants in Articles 4 and 5, the remedies of the damaged or potentially damaged party as a result of such breach shall be exclusively covered by the terms of this Article 9 to the exclusion of German statutory and case law except for claims based upon willful misconduct (Vorsatz). Such exclusion of German statutory and case law shall apply in particular to all rights and remedies based on a potential breach of a duty to negotiate in good faith (culpa in contrahendo) and to all rights and remedies which would result in a cancellation, rescission or revocation of this Agreement.

         9.4 Limitations on Claims for Damages. In order to be effective, a notice of a claim for Damages under Article 9 (such notice to contain reasonable particularities, in light of the facts known at the time) shall be sent to the other party in the manner provided in Section 11.1, on or before March 31, 1999; provided, however, that a claim by Acquirer made under Section 4.4 and Section
4.5 shall be permitted for the maximum period permitted by Law.

         9.5 Settlement of Claims. Other than claims made by Acquirer with respect to breaches of the covenants set forth in Sections 6.8, 6.9, and 6.11, settlement of claims made by Acquirer shall be made solely by reduction of the Purchase Price subject to the conditions described in Section 9.6 and the limitations set forth in Section 9.7.


         9.6 Procedures. If Acquirer believes it is entitled to a claim for Damages pursuant to this Agreement or becomes aware of or receives notice of the assertion by a third party of any claim or the commencement by any such person of any suit, action or proceeding which would result in a claim for Damages, Acquirer agrees to give notice to Seller (but not until the alleged, expected or actual Damages for which indemnification is sought, individually or in the aggregate, exceed the Basket) of the assertion of such claim, or the commencement of any suit, action or proceeding in respect of which Damages may be sought under this Article 9 (a "Claim Notice"). The failure to provide such Claim Notice to Seller shall not relieve Seller of its obligation hereunder, except to the extent such failure shall have materially and adversely prejudiced Seller. Seller may, at its option, participate in and, except as provided in this Section 9.6, control the defense of any such suit, action or proceeding at its own expense with counsel reasonably satisfactory to Acquirer; provided, however, that such participation shall be conditioned upon a waiver by Seller of its right to contest its obligation to indemnify Acquirer pursuant to this
Article 9 for all Damages with respect to such claim (and any such participation shall be deemed to be such a waiver). Acquirer shall be entitled to participate in the defense of any suit, action or proceeding in respect of which indemnification may be sought under this Article 9 and to employ counsel of its choice for such purpose. Except as hereinafter set forth, the fees and expenses of such separate counsel shall be borne by Acquirer. Subject to the foregoing, if Seller shall fail to advise Acquirer that it will assume such defense within 10 business days after receipt of such Claim Notice, then Acquirer shall have the right to assume the defense with counsel of its own choosing at the sole cost of Seller. Seller shall not be liable under this Article 9 for any settlement effected without its consent of any suit, action or proceeding in respect of which indemnity may be sought hereunder; provided, however, that (i) consent of Seller shall not be required with respect to any such settlement unless Seller agrees that the Damages with respect to which indemnification is sought under this Article 9 are within the ambit of this Article 9 and (ii) any consent by Seller shall be deemed to constitute an agreement by Seller that such Damages are within the ambit of this Article 9. Seller shall not enter into or consent to any settlement with respect to which indemnification is sought under this Article 9 without the prior written consent of Acquirer, unless such settlement involves only the payment of money damages concurrently with such settlement, does not impose any injunction or other equitable relief upon Acquirer or any Group Member, does not require any admission or acknowledgment of liability or fact by Acquirer or any Group Member and contains an unconditional release of Acquirer or the Group Member against which the claim is asserted in respect of such claim.

         9.7 Basket. Any claim for Damages shall only be allowed to the extent the amount of all claims otherwise compensable exceeds either individually or in the aggregate DM5.0 million increased or reduced, but not below zero, by the amount, if any, by which DM65.5 million is less than or exceeds the shareholders' equity reflected in the Interim Financial Statements (the "Basket"), and in such case only the amount exceeding the Basket will be allowed; provided, however, that the maximum amount that any party shall be obligated to pay to the other party under this Agreement, excluding any Damages for claims made under Sections 4.4, 4.5, 6.4, 6.8, 6.9 and 6.11, shall not exceed DM16.5 million less any purchase price adjustment made pursuant to
Section 3.6.

         9.8 Other Considerations. Any claim for compensation under this Article 9 shall take into consideration the tax consequences for the Group Members and Acquirer, as the case may be, of the Damages suffered by the claimant to the extent necessary so that the compensation for the claim should place the claimant in no better or worse position than it would have been had the incident giving rise to the claim never existed. Claims of Acquirer against Seller in respect of tax liabilities (including interest, penalties and related costs) can only be raised to the extent (i) that the tax liabilities are not reflected or reserved in the Interim Financial Statements and the Purchase Accounting Adjustments, (ii) exceed tax reimbursements, if any, not reflected in the Interim Financial Statements and (iii) are not set off by future tax reductions (due to higher depreciation for instance). Acquirer shall not claim Damages under this Article 9 to the extent such claim or claims, either individually or in the aggregate, are for amounts less than any specifically identified reserve or accrued liability established on the balance sheet included in the Interim Financial Statements and the TD Group Interim Financial Statements with respect to the matter giving rise to such claim or claims.

                                   ARTICLE 10
                                  GOVERNING LAW

         10.1 Governing Law. This Agreement shall be governed by the laws of the State of New York, United States of America, without regard to conflicts of laws principles; and solely to the extent applicable to the procedures for transferring the Shares, the laws of the Federal Republic of Germany.

         10.2     Arbitration.

         (a)      Any  dispute,  controversy   or  claim   arising  out  of  or
relating to this Agreement, or to the interpretation, performance, breach, termination or invalidity thereof, shall be resolved by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the Completion Date. The arbitration will be administered by the American Arbitration Association in Atlanta, Georgia unless the parties agree in writing to another location. The number of arbitrators will be three, who will constitute the "arbitral panel." Each of the parties may designate one arbitrator and the two arbitrators so designated by the parties shall designate the third arbitrator, who shall be the chairman of the panel. In the event that either party fails to designate an arbitrator by the 30th day after the Arbitration Commencement Date (as defined below), the other party may apply to the American Arbitration Association for the designation of such arbitrator. If the two arbitrators appointed by or on behalf of the parties cannot agree on the third arbitrator within 30 days after this appointment, then either party may apply to the American Arbitration Association for the appointment of the third arbitrator. The language to be used in all arbitral proceedings and documents submitted to or presented before the arbitral panel will be English.

         (b) The arbitration will begin on the date on which the notice of demand for arbitration is received by the responding party (the "Respondent") in the manner provided in Section 10.2 ("Arbitration Commencement Date"). The notice of demand for arbitration will including the following:

                  (i)    a demand that the dispute be submitted to arbitration;

                  (ii)   the names and domiciles of the parties;

                  (iii) a reference to this Agreement and this arbitration provision; and

                  (iv)   a  summary  of  the  claim   being   submitted   to
                         arbitration and a statement of the amount being claimed.

          (c) The Respondent will have 30 days from the Arbitration Commencement Date to respond to the demand. The arbitral panel will provide notice to the parties at least 60 days in advance of the date on which the hearing will be conducted for purposes of presenting evidence and arguments, which notice shall indicate the date and time for the hearing. The hearing will be commenced within 120 days of the selection of the arbitral panel, and will be completed within 20 days unless the arbitral panel determines that a longer period is required. At least 10 days prior to the date of the hearing, the parties will deliver to the arbitral panel: (i) the names and addresses of any witness that they intend to present as well as an affidavit or declaration under penalty of perjury, duly signed by each witness, which will detail the content of such witness' testimony; (ii) the documents intended to be submitted at the hearing; and (iii) a description of any other evidence to be presented in the arbitration. The parties shall continue to perform their respective obligations under this Agreement and any other agreement between them during the resolution of any dispute submitted to arbitration hereunder, unless ordered otherwise by a court of competent jurisdiction or the arbitral panel. All decisions of the arbitral panel shall be by majority vote.

         (d) Prior to the selection of the arbitral panel, nothing in this Agreement shall prevent the parties from applying to a court that would otherwise have jurisdiction for provisional or interim measures. After the arbitral panel is selected, it shall have sole jurisdiction to hear such applications.

         (e)      The  arbitral  panel's  award shall be issued no later than 30 days after the conclusion of the arbitration hearing. The arbitral panel shall issue its decision in writing, and shall set forth the reasons for its decision and any award made in favor of any of the parties appearing before it. The award of the arbitral panel will be final and binding, without additional recourse, and will be the exclusive remedy of the parties for all claims, counterclaims, issues or accountings presented or pleaded to the arbitral panel.

         (f) Judgment upon the arbitral award may be entered in any court of competent jurisdiction. Any additional costs, fees or expenses incurred in enforcing the arbitral award shall be charged against the party that resists its enforcement.

         (g) In any arbitration proceeding hereunder, all costs of arbitration, including, without limitation, the fees and expenses of the arbitral panel, expenses of witnesses, the cost of the record or transcripts thereof, if any, administrative fees, the attorneys' fees of the parties, and all other fees and costs shall be allocated to the parties as determined by the arbitral panel.

                                   ARTICLE 11

                                  MISCELLANEOUS

         11.1 Notices, Etc. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given on the date delivered if personally delivered or on the third day following transmission if transmitted by an internationally recognized air courier or on the date transmitted by telefax if the sender receives electronic confirmation of receipt of such telefax, to the party to whom it is to be given at the address or telefax number of such party set forth below or to such other address or telefax number for notice as such party shall provide in writing pursuant to this Section 11.1:

         If to Acquirer:

                  Ingram Micro Inc.
                  1600 E. St. Andrew Place
                  Santa Ana, California  92705
                  United States of America
                  Attention:        General Counsel
                  Telephone:        (714) 566-1000
                  Facsimile:        (714) 566-5370

with a copy (which shall not constitute notice) to each of:

                  Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                  1333 New Hampshire Avenue, N.W., Suite 400
                  Washington, D.C. 20036
                  United States of America
                  Attention:        Richard M. Gittleman
                  Telephone:        (202) 887-4000
                  Facsimile:        (202) 887-4288
                  and
                  Beiten Burkhardt Mittl & Wegener
                  236 Leopold Strasse
                  80807 Munich,
                  Germany
                  Attention:        Dr. Jack Schiffer
                  Telephone:        (49) (89) 350 65 280
                  Facsimile:        (49) (89) 350 65 239

         If to Seller:

                  Tech Data Corporation
                  5350 Tech Data Drive
                  Clearwater, Florida  33760
                  United States of America
                  Attention:  Executive Vice
                    President and CFO
                  Telephone:  (813) 538-7825
                  Facsimile:    (813) 538-5860

with a copy (which shall not constitute notice) to:

                  Tech Data Corporation
                  5350 Tech Data Drive
                  Clearwater, Florida  33760
                  United States of America
                  Attention:  General Counsel
                  Telephone:  (813) 538-7062
                  Facsimile:    (813) 538-7803

                  and

                  Wessing Berenberg Gossler Zimmermann & Lange
                  6000 Frankfurt AM Main 1
                  Freiherr-vom-Stein Strausse 24-26
                  Germany
                  Attention:  Dr. Gustav-Adolf Lange
                  Telephone:  (49) (69) 971 30 115
                  Facsimile:    (49) (69) 971 30 100


         11.2 Entire Agreement. This Agreement supersedes all prior discussions and agreements among Acquirer and Seller with respect to the matters contained herein except the Confidentiality Agreement dated March 20, 1998, and this Agreement, together with the Schedules and Exhibits hereto, and the documents and agreements contemplated hereby or desirable or necessary to consummate the transactions described herein and the Confidentiality Agreement, constitute the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

         11.3 Amendments and Waivers. This Agreement may be amended only by an instrument in writing duly executed by the party against whom enforcement of such amendment is sought.

         11.4 Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

         11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns, but no party hereto may assign, delegate or otherwise transfer any of its rights, duties or obligations hereunder or interest herein without the written consent of the other party hereto; provided, however, that Acquirer may transfer its rights hereunder to any subsidiary of Acquirer, but no such assignment shall relieve Acquirer of any liability for a failure of such assignee to perform Acquirer's obligations hereunder.

         11.6 Costs. Except as otherwise provided in this Agreement, each party shall bear the costs of its own legal, accounting and other fees and expenses, including broker's and similar fees, incurred in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated herein except, however, that each party shall bear 50% of the notarial fees in connection with the transfer of the Shares from Seller to Acquirer and Acquirer shall bear the filing fees with respect to any documents with any merger control authorities.

         11.7 Severability. In the event that one or several provisions of this Agreement should be or become invalid or unenforceable, or if this Agreement is incomplete, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case the parties hereto shall agree on such valid and enforceable provision or provisions completing this Agreement which are commensurate with the commercial intent of this Agreement.

         11.8 Prevailing Language. This Agreement, including the Schedules and Exhibits hereto, has been prepared and executed in the English language. Any translations to any other language shall be only for convenience or for purposes of making necessary filings and the original English language version shall prevail in all matters of interpretation. All information, notices and communications to be given or delivered hereunder shall be in the English language, or accompanied by an English translation.



                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties have executed this Agreement by their duly authorized representatives in five counterparts as of the day and year first above written.

         INGRAM MICRO INC.



         By:   /s/ MICHAEL J. GRAINGER
         Name: Michael J. Grainger
         Title:   Executive Vice President and
                    Worldwide Chief Financial Officer


         TECH DATA CORPORATION



         By:   /s/  JEFFERY P. HOWELLS
         Name: Jeffery P. Howells
         Title:   Executive Vice President and
                    Chief Financial Officer

                                    Exhibit A

                                   DEFINITIONS

         Unless the context otherwise requires, the terms defined in this Exhibit A shall have the meanings herein specified, both for purposes of this Agreement and all Exhibits and Schedules hereto, unless otherwise specifically defined in such Exhibits and Schedules. All accounting terms defined in this Exhibit A and those accounting terms used in this Agreement not defined in this Exhibit A shall, except as otherwise provided for herein, be construed in accordance with GAAP.

         "1997 Audited Financial Statements" means the consolidated balance sheets for Macrotron and the Subsidiaries as of September 30, 1997 and the related consolidated statements of income and changes in shareholders' equity for the fiscal year then ended, audited by KPMG Hartkopf + Rentrop Treuhand KG (together with the notes and the audit report thereon).

         "Acquirer" has the meaning specified in the first paragraph of this Agreement.

         "Affiliate" means, with respect to Seller, any other entity, except a Group Member, which, directly or indirectly, is in control of or is controlled by 5% or more of the voting interests of such entity.

         "Agent" means any person or entity acting at the direction of the person or entity specified.

         "Agreement" means this Share Purchase Agreement.

         "Ancillary   Documents"   means   agreements,   certificates,   written
         statements, instruments or other documents delivered by or on behalf of either party hereto to the other party.

         "Arbitration Commencement Date" has the  meaning  specified in Section
          10.2(b).

         "Article" means an article of this Agreement.

         "Auditor" has the meaning specified in Section 3.3.

         "Basket" has the meaning specified in Section 9.7.

         "Board" means any management board, supervisory board or any other corporate body possessing oversight powers.

         "C2000 Shares" has the meaning specified in Section 6.2(b).

         "Claim Notice" has the meaning specified in Section 9.6.

         "Company" has the meaning specified in the Recitals section of this Agreement.

         "Completion" has the meaning specified in Section 2.1.

         "Completion Date" has the meaning specified in Section 2.1.

         "Confidential Information" means confidential or proprietary information or data of any kind whatsoever (whether in written or oral form) in the possession of Seller (including its employees, Directors, representatives, Agents, Consultants or Affiliates) relating to any Group Member. Confidential Information will not include information which: (a) is in or subsequently comes into the public domain; (b) is received by Seller from a third party which, to the best of Seller's knowledge, is not subject to a duty of confidentiality to Acquirer or any Group Member with respect to such information; (c) is independently developed by Seller; or (d) counsel advises Seller is lawfully required to be disclosed to a governmental agency or is otherwise required to be disclosed by law.

         "Consultant" means a non-employee who performs a key management activity for a Group Member, including serving as an officer thereof.

         "Damages" means any losses, obligations, liabilities, damages, claims, costs, Taxes, injuries, levies, fees and expenses, including without limitation, reasonable attorneys' fees and costs.

         "Director" means a member of any of the Boards of any of the Group Members.

         "DM" means German Marks, the lawful currency of the Federal Republic of Germany.

         "Encumbrances" means any title defects or objections, mortgages, liens, claims, restrictive covenants, use restrictions, charges, pledges, security interests or other encumbrances of any nature whatsoever including, without limitation, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

         "Environmental  Law"  means  any law  (including,  without  limitation, common law), treaty, regulation, rule, judgment, order, injunction, permit or governmental restriction or requirement of any Governmental Entity or any agreement with any Governmental Entity, whether now or hereafter in effect, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any hazardous substances, wastes or materials.

         "Exhibit" means an exhibit attached to this Agreement and incorporated into this Agreement.

         "GAAP" means generally accepted accounting principles as applied, except as expressly stated otherwise, in the country in which the applicable party or Group Member has its principal office. For purposes of the Interim Financial Statements and the TD Group Interim Financial Statements, GAAP shall not include the notes, comparative schedules and other disclosures and comments to financial statements contained in the 1997 Audited Financial Statements; however, GAAP expressly includes the concept that the financial statements and accounting books and records are true, correct and complete.

         "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) and any national, county, municipal, communal or other administrative agency, department, commission, board, bureau, council, or other governmental authority or instrumentality or any similar entity, authority or instrumentality acting on behalf of multiple jurisdictions.

         "Group Member" means the Company and any of its partially or wholly owned subsidiaries, including any predecessors thereto.

         "Intellectual Property" means all patents, trademarks, trademark licenses, trade names, business names, brand names, slogans, copyrights, reprint rights, franchises, licenses, authorizations, processes, formulas, trade secrets, registered designs, copyrights and any similar rights in any country, and all rights under pending applications, continuations-in-part, extensions, licenses and consents in relation to any of the foregoing.

         "Interim Financial Statements" has the meaning specified in Section 3.1

         "Law(s)" means all applicable laws (whether statutory or otherwise), rules, regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities.

         "Macrotron" has the meaning specified in the Recitals section of this Agreement.

         "Macrotron Group" means Macrotron and the Subsidiaries listed on Exhibit B under the heading "Macrotron Subsidiaries."

         "Macrotron Shares" has the meaning specified in Section 4.5.

         "Material Agreement" means any contract, agreement, instrument, arrangement or understanding (other than any contract, agreement, instrument, arrangement, or understanding with a customer or product supplier) or series thereof, which (i) individually or in the aggregate involves an amount in excess of DM2.5 million during the term thereof, or (ii) is to be performed over a period less than one year and involves an amount in excess of DM1 million.

         "Permits" means all registrations, licenses, permits, consents, approvals and authorizations issued by any Governmental Entity necessary for the Group Members to carry on their businesses in the places and in the manner in which such businesses are now conducted.

         "Plan" means any bonus, deferred compensation, incentive compensation, interest purchase, option, severance, hospitalization or other medical, life or other insurance, supplemental unemployment benefit, profit sharing, pension, or retirement plan, program, agreement or arrangement.

         "Prior Sale Agreement" has the meaning specified in Section 4.32.

         "Purchase Accounting Adjustments" has the meaning set forth in  Exhibit
         C.

         "Purchase Price" has the meaning specified in Section 2.2.

         "Required Consent" has the meaning specified in Section 4.31.

         "Respondent" has the meaning specified in Section 10.2(b).

         "Schedule" means a schedule attached to this Agreement and incorporated into this Agreement.

         "Section" means a section of this Agreement.

         "Seller" has the meaning specified in the first paragraph of this Agreement.

         "Shares" has the meaning specified in Article 1.

         "Subsidiaries" means the entities directly or indirectly owned by the Company which are listed on Exhibit B hereto.

         "Taxes" means all federal, state, local or foreign income, corporation, payroll, transfer, stamp, withholding, excise, value added, sales, use, salary, customs duties, social security, real and personal property, occupancy, business, capital gains, securities transfer, trade or other tax (including interest and penalties thereon and including estimated taxes thereof). Taxes shall also include any statutory contributions, payments, charges or withholdings in connection with unemployment and health insurance.

         "TD Group" means the Company and any of its partially or wholly owned subsidiaries, other than the members of the Macrotron Group and any predecessors thereto.

         "TD Group Interim  Financial  Statements"  means the  consolidated  and consolidating balance sheet for the TD Group and the related consolidated and consolidating statement of income for the quarter ended March 31, 1998, prepared in conformity with US GAAP.

         "Tech Data Acquisition" has the meaning specified in the Recitals section of this Agreement.

         "Tech Data Capital" has the meaning specified in Section 2.2(b).

         "Tech Data Germany" has the meaning specified in the Recitals section of this Agreement.

         "US" means the United States of America.

         "US GAAP Adjustments" has the meaning set forth in Exhibit C.